Exhibit 99.1.

Questar Gas Promotes Ron Jibson to President and CEO

Alan Allred steps down Sept. 1 after 30 years with company

SALT LAKE CITY -- On Tuesday, Aug. 12, the Board of Directors of Questar Corp. approved the promotion of Ronald W. Jibson to president and CEO of Questar Gas, the company’s utility subsidiary, effective Sept. 1, 2008. Jibson will succeed Alan K. Allred, current Questar Gas president and CEO, who will retire Sept. 1.

A native of Logan, Utah, Jibson joined Questar Gas (formerly Mountain Fuel Supply Co.) 27 years ago as a design engineer. He was named executive vice president of Questar Gas and senior vice president of Questar Corp. earlier this year on March 1. During his career with Questar Gas Jibson has held various management positions, including vice president of operations, general manager of operations and director of engineering.

Jibson holds a B.S. degree in civil engineering from Utah State University and an M.B.A. from Westminster College.

As Questar Gas president and CEO, Jibson will oversee the entire operation of one of the country’s fastest growing natural gas utilities. Questar Gas currently employs about 1,200 people and serves 881,000 homes and businesses in Utah, southwestern Wyoming and a small portion of southeastern Idaho.

Jibson is active in civic and community affairs. He’s currently a member of both Utah State University’s Engineering Advisory Board and USU’s President’s capital campaign steering committee.  He’s a member of the United Way of Salt Lake Board of Directors and the Utah Shakespearean Festival Board of Governors. He is a past chair of the Junior Achievement of Utah Board of Directors.

Alan Allred will retire Sept. 1 after 30 years of service with Questar Gas. During Allred’s slightly more than five years at the helm, Questar Gas experienced dramatic customer growth while maintaining natural gas utility rates consistently among the lowest in the nation. Questar Gas consistently ranks as one of the most efficient utilities in the country.

“In his five years at the helm Alan Allred has brought out the best in our talented employee team at Questar Gas,” said Keith O. Rattie, chairman, president and CEO of Questar Corp., Questar Gas’s parent company.

“Ron Jibson is ‘cut from the same cloth’ – he’s a proven leader, trusted and respected both inside and outside our company for his sound judgment, concern for people, and drive to get things done,” Rattie said.

Questar Gas is a wholly-owned subsidiary of Questar Corp., a natural gas-focused energy company with an enterprise value of about $11 billion. Questar finds, develops, produces, gathers, processes, transports, stores and distributes natural gas.

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For more information, visit Questar’s internet site at: http://www.questar.com.

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